                                                   Pursuant to Rule 424b5
                                                   Registration No. 333-89363
                                                                    333-89363-01
                                                                    333-89363-02


                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT, DATED OCTOBER 25, 1999 PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 25, 1999)

                            [CONSUMERS ENERGY LOGO]

                                 PREFERRED SECURITIES

                     CONSUMERS ENERGY COMPANY FINANCING III
              % TRUST ORIGINATED PREFERRED SECURITIES(SM)("TOPRS"(SM))
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                            CONSUMERS ENERGY COMPANY
                            ------------------------

THE TRUST:

    Consumers Energy Company Financing III is a Delaware business trust which will:
    - sell preferred securities to the public;
    - sell common securities to Consumers;
    - use the proceeds from these sales to buy an equal principal amount of    %
      subordinated debentures due          of Consumers; and
    - distribute the cash payments it receives from Consumers on the debentures to the holders of the preferred securities and the common securities.
QUARTERLY DISTRIBUTIONS:
    - For each preferred security that you own, you will receive cumulative cash
      distributions accumulating from               , 1999, at an annual rate of
         % of the liquidation amount of $25 per preferred security, on
                    ,               ,               and               of each
      year, beginning               , 1999.
    - Consumers may defer interest payments on the subordinated debentures on one or more occasions for up to 20 consecutive quarterly periods. If Consumers does defer interest payments, the trust will also defer payments of distributions on the preferred securities to you. However, deferred distributions will themselves accumulate distributions at an annual rate
      of   % (to the extent permitted by law).
OPTIONAL REDEMPTION:
    - The trust may redeem some or all of the preferred securities at times discussed herein at a redemption price equal to $25 per preferred security plus accumulated distributions, if any.
CONSUMERS ENERGY COMPANY:
    - Consumers will effectively guarantee, fully and unconditionally, the payment by the trust of amounts due on the preferred securities as discussed in this prospectus supplement and in the accompanying base prospectus.
    The trust plans to list the preferred securities on the New York Stock
Exchange under the symbol "       ." Trading on the New York Stock Exchange is
expected to commence within 30 days after the preferred securities are first issued.
      INVESTING IN THE PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                                                               PER TOPRS            TOTAL
                                                               ---------            -----
Public offering price(1)...................................      $                   $
Underwriting commission to be paid by Consumers............      $                   $
Proceeds, before expenses, to the trust....................      $                   $
---------------
(1) Plus accrued distributions from            , 1999, if settlement occurs after that
date.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
    The preferred securities will be ready for delivery in book-entry form only
through The Depository Trust Company on or about                   , 1999.
                            ------------------------
MERRILL LYNCH & CO.

        A.G. EDWARDS & SONS, INC.

               FIRST OF MICHIGAN
               DIVISION OF FAHNESTOCK
                     & CO. INC.
                      MORGAN STANLEY DEAN WITTER

                              PRUDENTIAL SECURITIES

                                    RAYMOND JAMES & ASSOCIATES, INC.
                            ------------------------
        The date of this prospectus supplement is                , 1999.

---------------

(SM)"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

The information in this prospectus supplement and the accompanying base prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying base prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Summary Information -- Q&A..................................     S-3
Risk Factors................................................     S-6
Recent Developments.........................................    S-10
Consumers Energy Company Financing III......................    S-12
Capitalization..............................................    S-14
Accounting Treatment........................................    S-14
Use of Proceeds.............................................    S-14
Selected Financial Data of Consumers Energy Company.........    S-15
Description of Securities...................................    S-15
Certain United States Federal Income Tax Consequences.......    S-24
ERISA Considerations........................................    S-27
Underwriting................................................    S-29
Legal Matters...............................................    S-31
Experts.....................................................    S-31

                             PROSPECTUS
Where You Can Find More Information.........................       2
Consumers Energy Company....................................       3
Consumers Energy Company Trusts.............................       4
Use of Proceeds.............................................       6
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Fixed Charges and Preferred Stock Dividends...............       7
Description of Securities...................................       7
Plan of Distribution........................................      26
Legal Opinions..............................................      27
Experts.....................................................      27

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying base prospectus, respectively. Consumers' business, financial condition, results of operations and prospects may have changed since such dates.

     The following information concerning Consumers, the trust, the preferred securities, the guarantee and the subordinated debentures adds to, and should be read in conjunction with, the information contained in the accompanying base prospectus. Capitalized terms used in this prospectus supplement have the same meanings as in the accompanying base prospectus.

                           SUMMARY INFORMATION -- Q&A

     This prospectus supplement and the accompanying base prospectus should be read together. This summary highlights selected information from this prospectus supplement and the accompanying base prospectus to help you understand the preferred securities. You should carefully read this prospectus supplement and the accompanying base prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

     For your convenience, we make reference to sections in this prospectus supplement and the accompanying base prospectus for more detailed information regarding some of the terms and concepts used throughout this prospectus supplement.

WHAT ARE THE PREFERRED SECURITIES?

     Each preferred security represents an undivided beneficial interest in the
assets of the trust. The underwriters are offering                     preferred
securities at a public offering price of $25 for each preferred security. See "Underwriting" in this prospectus supplement.

WHO IS THE TRUST?

     Consumers Energy Company Financing III is a Delaware business trust. The trust will sell its preferred securities to the public and its common securities to Consumers. The trust will use the proceeds from these sales to buy a series
of        % subordinated debentures due                from Consumers with the
same economic terms as the preferred securities.

     There will be four trustees of the trust. Two of the trustees are employees or officers of Consumers, referred to as the "regular trustees." Bank of New York will act as the property trustee of the trust and Bank of New York (Delaware) will act as the Delaware trustee, in each case until removed or replaced by the holder of the common securities. For the purposes of compliance with the provisions of the Trust Indenture Act, Bank of New York will also act as indenture trustee under the guarantee.

WHO IS CONSUMERS ENERGY COMPANY?

     Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Consumers' electric operations include the generation, purchase, transmission and distribution of electricity. It provides electric services in 61 of the 68 counties of Michigan's Lower Peninsula. Consumers' gas utility operation purchases, transports, stores and distributes natural gas. It renders gas sales and delivery service in 54 of the 68 counties in Michigan's Lower Peninsula. At year end 1998, Consumers provided service to 1.6 million electric customers and 1.5 million gas customers. Consumers' consolidated operating revenue in 1998 was $3.7 billion. Of Consumers' operating revenue, 70% was generated from its electric utility business, 29% from its gas utility business, and 1% from its non-utility business.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS ON THE PREFERRED SECURITIES?

     If you purchase the preferred securities, you will be entitled to receive
cumulative cash distributions at an annual rate of      % of the liquidation
amount of $25 per preferred security. Distributions will accumulate from
               , 1999, and will be payable quarterly in arrears on
               ,                ,                , and                of each
year, beginning                1999.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     Consumers may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. See "Description of Securities -- Certain Terms of the
Debentures -- Option to Extend Interest Payment Period," in this prospectus supplement. A deferral of interest payments cannot extend beyond the stated
maturity date of the debentures (which is                ).

     If Consumers defers interest payments on the debentures, the trust will also defer its distributions on the preferred securities to you. During this deferral period, distributions will continue to accumulate on the preferred
securities at an annual rate of      % of the liquidation amount of $25 per
preferred security. Also, the deferred distributions will themselves accumulate
distributions at an annual rate of      % (to the extent permitted by law). Once
Consumers makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     During any period in which Consumers defers interest payments on the debentures, Consumers will not be permitted to, with some exceptions:

     - pay a dividend or make any other payment or distribution on its capital stock;

     - redeem, purchase or make a liquidation payment on any of its capital stock; or

     - make a principal, premium or interest payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the debentures.

     If Consumers defers interest payments on the debentures, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" and "Risk Factors -- Ability to defer distributions has tax consequences for you and may affect the trading price of the preferred securities" in this prospectus supplement.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

     The trust will redeem all of the outstanding preferred securities when the
debentures are paid either at maturity on                     , or upon early
redemption.

     Consumers will pay the debentures at maturity on                     .
Consumers may redeem, before their maturity at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the date of redemption:

     - all or some of the debentures on one or more occasions any time on or
       after           ; or

     - all but not some of the debentures before                     , if
       certain changes in tax or investment company law occur or will occur within 90 days (each of which is a "special event". See "Special Event Redemption" in this prospectus supplement.

     If Consumers redeems any debentures before their maturity, the trust will use the cash it receives on the redemption of the debentures to redeem, proportionately, preferred securities and common securities having a total liquidation amount equal to the total principal amount of the debentures redeemed, unless an event of default under the amended and restated declaration of trust, has occurred and is continuing. In such a case, the preferred securities will be redeemed before any common securities. An event of default with respect to the debentures or the guarantee constitutes an event of default under the trust agreement. See "Description of Securities - Trust Preferred Securities -- Effect of Obligations Under the Debt Securities and the Guarantees" and "The Guarantees -- Events of Default" in the accompanying base prospectus for a description of an event of default in respect of the debentures and the guarantee, respectively. The redemption price will be equal to $25 per security plus any accumulated distributions.

WHAT IS THE NATURE OF CONSUMERS' GUARANTEE OF THE PREFERRED SECURITIES?

     Consumers will fully and unconditionally guarantee the preferred securities through a combination of its obligations:

     - to make payments on the debentures;

     - under its guarantee of the preferred securities; and

     - under the trust agreement and its junior subordinated indenture.

     If Consumers does not make a required payment on the debentures, the trust will not have sufficient funds to make the related payment on the preferred securities. The guarantee does not cover payments on the preferred securities when the trust does not have sufficient funds to make such payments. Consumers' obligations under the debentures are junior to its obligations to make payments on its senior indebtedness and Consumers' obligations under the guarantee are junior to its obligations to make payments on its senior indebtedness in the same manner as the debentures. See "Risk Factors -- Consumers' obligations under the debentures and the guarantee are subordinated" in this prospectus supplement.

WHEN CAN THE DEBENTURES BE DISTRIBUTED TO YOU?

     Consumers, as the sponsor of the trust, has the right to dissolve the trust at any time. If Consumers exercises this right to dissolve the trust, the trust, after satisfying any creditors it has, will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE DEBENTURES ARE NOT DISTRIBUTED?

     The trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfying any of its creditors, the trust will be obligated to pay in cash the liquidation amount of $25 for each preferred security plus accumulated distributions to the date such payment is made. The trust will be able to make this liquidation distribution only if the debentures are paid or redeemed by Consumers.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     The trust will apply to have the preferred securities listed on the New
York Stock Exchange under the symbol "       ." If approved for listing, trading
of the preferred securities on the New York Stock Exchange is expected to commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will be available for the preferred securities.

     If the trust distributes the debentures, Consumers will use its best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the preferred securities are then listed.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

     The preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for your preferred securities. Instead, you will hold your interest through DTC's book-entry system. The trust expects that the preferred securities will be ready for
delivery through DTC on or about                     , 1999.

                                  RISK FACTORS

     Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before deciding whether an investment in the preferred securities is suitable for you. The risks described below are not the only ones facing the trust and Consumers. Additional risks not presently known to the trust and Consumers or that they currently deem immaterial may also impair Consumers' business.

               RISK FACTORS RELATING TO THE PREFERRED SECURITIES

CONSUMERS' OBLIGATIONS UNDER THE DEBENTURES AND THE GUARANTEE ARE SUBORDINATED

     Consumers' obligations under the debentures are unsecured and will rank junior in priority of payment to Consumers' senior indebtedness. This means that Consumers may not make any payments of principal or interest on the debentures if it defaults on a payment on its senior indebtedness. Also, payments on the debentures may be blocked for up to 180 days in the event of certain non-payment defaults by Consumers on its senior indebtedness. For more information on the subordination provisions, see "Certain Terms of the Debentures" in this prospectus supplement. In the event of the bankruptcy, liquidation or dissolution of Consumers, its assets would be available to pay obligations under the debentures only after all payments had been made on its senior indebtedness.
At                     , 1999, as if on that date Consumers and the trust had
issued and sold the preferred securities and the debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, the total amount of Consumers' senior indebtedness would have been approximately
$          . See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

     Consumers' obligations under the guarantee are unsecured and will rank in priority of payment as follows:

     - junior to all of Consumers' senior indebtedness in the same manner as the debentures; and

     - equally with certain guarantees previously issued by Consumers with respect to certain preferred securities and with all other guarantees of securities issued by affiliates of Consumers similar to the preferred securities issued by the trust.

     This means that Consumers cannot make any payments on the guarantee if it defaults on a payment of any of its senior indebtedness. In the event of the bankruptcy, liquidation or dissolution of Consumers, its assets would be available to pay obligations under the guarantee only after all payments had been made on its senior indebtedness.

     Neither the debentures nor the guarantee will limit the ability of Consumers and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantee.

     For more information, see "Certain Terms of the Debentures -- Subordination" in this prospectus supplement and "Description of Securities -- The Guarantees" in the accompanying base prospectus.

THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE

     The ability of the trust to pay distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of each preferred security is solely dependent upon Consumers making the related payments on the debentures when due. If Consumers defaults on its obligation to pay principal (including redemption payments) or interest on the debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts because the guarantee covers such payment only when the trust has sufficient funds on hand but fails to make such payment.

     Instead, you may:

     - seek legal redress against Consumers directly or seek other remedies to collect your proportionate share of payments owed; or

     - rely on the property trustee to enforce the trust's rights under the debentures.

ABILITY TO DEFER DISTRIBUTIONS HAS TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES

     So long as no event of default under the debentures has occurred and is continuing, Consumers may, on one or more occasions, defer interest payments to the trust on the debentures as described in this prospectus supplement. See "Certain Terms of the Debentures -- Option to Extend Interest Payment Period" in this prospectus supplement. If Consumers defers interest payments on the debentures, the trust will defer distributions on the preferred securities to you during any deferral period. If Consumers defers interest payments on the debentures, you will be required to accrue interest income, as original issue discount or "OID," in respect of the deferred stated interest allocable to your share of the preferred securities for United States federal income tax purposes. As a result, you will include such income in gross income for United States federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the trust related to such income if you dispose of your preferred securities prior to the record date on which distributions of such amounts are made.

     Consumers has no current intention of deferring interest payments on the debentures. However, if Consumers exercises its right to do so in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of Consumers' right to defer payments of interest on the debentures may mean that the market price for the preferred securities (which represent an undivided beneficial interest in the debentures) may be more volatile than other securities that do not have this right.

     See "Certain United States Federal Income Tax Consequences" in this prospectus supplement for more information.

PREFERRED SECURITIES MAY BE REDEEMED BEFORE           , IF A SPECIAL EVENT
OCCURS

     Upon the occurrence of a Special Event before           , Consumers may
redeem all but not some of the debentures. The redemption price will equal 100% of the principal amount of the debentures plus any accrued and unpaid interest to the redemption date. The trust will use the cash it receives on any such redemption of the debentures to redeem an equivalent liquidation amount of the preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the preferred securities will be redeemed before any common securities.

     See "Certain Terms of the Preferred Securities -- Special Event Redemption" in this prospectus supplement for more information.

PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER           , AT CONSUMERS OPTION

     At Consumers' option, some or all of the debentures may be redeemed at any
time on or after           at a redemption price equal to 100% of the principal
amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Certain Terms of the Debentures -- Redemption" in this prospectus supplement. You should assume that Consumers will exercise its redemption option when prevailing interest rates at the time are lower than the interest rate on the debentures, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate. If Consumers exercises such redemption option, the trust will use the cash it receives on the redemption of the debentures to redeem an equivalent liquidation amount of the preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the preferred securities will be redeemed before any common securities.

     See "Certain Terms of the Preferred Securities -- Redemption" in this prospectus supplement for more information.

DISTRIBUTION OF DEBENTURES MAY HAVE A POSSIBLE ADVERSE EFFECT ON TRADING PRICE

     Consumers has the right to dissolve the trust at any time. If Consumers exercises this right, the trust, after satisfying any creditors it has, will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities. Under current United States federal income tax laws, a distribution of debentures to you on the dissolution of the trust would not be a taxable event to you. See "Certain United Stated Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust" in this prospectus supplement for more information.

     Consumers has no current intention of causing the dissolution of the trust and the distribution of the debentures. However, there are no restrictions on its ability to do so at any time. Consumers anticipates that it would consider exercising this right in the event that expenses associated with maintaining the trust were substantially greater than currently expected, such as if a Special Event occurred. Consumers cannot predict the other circumstances under which this right would be exercised.

     Although Consumers will use its best efforts to list the debentures on the New York Stock Exchange (or any other exchange or organization on which the preferred securities are then listed) if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will be available.

     Consumers cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the preferred securities. You should carefully review all the information regarding the debentures contained in this prospectus supplement and the accompanying base prospectus. See "Certain United States Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust" in this prospectus supplement for more information.

LIMITED VOTING RIGHTS

     You will have limited voting rights. In general, unless an event of default under the trust agreement has occurred and is continuing, only Consumers may elect or remove any of the trustees, and in no event may holders of the preferred securities remove the regular trustees.

     See "Consumers Energy Company Trusts" in the accompanying base prospectus and "Certain Terms of the Preferred Securities -- Voting Rights" in this prospectus supplement for more information.

                       RISK FACTORS RELATING TO CONSUMERS

CONSUMERS' COMPETITION AND REGULATORY RESTRUCTURING

     Federal and state regulation of electric and natural gas utilities, interstate pipelines and independent electric power producers has changed dramatically in the last two decades and could continue to change over the next several years. In general, such regulatory changes have resulted and will continue to result in increased competition in Consumers' domestic energy businesses. Increased opportunities will present themselves as the changes unfold.

     The regulatory changes have been particularly significant in Consumers' natural gas businesses. As a result of these changes, gas distribution companies like Consumers transport the natural gas commodity which is sold to customers by competitors like gas producers, marketers and others. Consumers' current gas commodity rates are frozen until March 2001, under a pilot program which allows Consumers to earn a margin on the commodity provided it can continue to purchase gas at prices below that allowed in its rates. The full impact of competition remains to be seen, particularly if and when Consumers' existing pilot program providing other gas suppliers direct access to some of its customers is extended to all Consumers' gas customers by way of legislation or regulatory action. Further changes in federal and state regulation of the natural gas industry could also adversely affect Consumers' gas utility business.

     Federal regulation of electric sales and transmission of electricity has also changed significantly since the 1992 enactment of the Energy Policy Act. This legislation and the Federal Energy Regulatory Commission regulations which followed have effectively granted independent power producers and electricity marketers "direct access" to the interstate electric transmission systems owned by electric utilities. All electric utilities are required to offer transmission services to new market entrants on a non-discriminatory basis. As a result, wholesale electricity markets have become much more competitive and wholesale prices have become more volatile, affecting both purchasers and sellers of power at wholesale. While this has not adversely affected Consumers to date, and does present Consumers with the potential opportunity to expand the market reach for electric power sales by Consumers, the rapidly changing nature of the marketplace creates the opportunity for competitors to market electricity to Consumers' wholesale customers.

     In addition to the changes in federal regulation of the electric industry, state regulation of the retail electric utility business is in the process of undergoing significant changes. For example, the Michigan Public Service Commission ("MPSC") issued several orders in 1997, 1998 and 1999 restructuring the electric power industry in Michigan. Under these orders which Consumers has voluntarily agreed to implement, Consumers will allow certain customers to elect to purchase electric power directly from other suppliers, such as independent power producers, power marketers and other utilities. Consumers will continue to transmit and distribute such power purchases to the end-use retail customers. Importantly, the orders provide for full recovery by Consumers of its stranded costs. This electric customer choice program commenced in September 1999 and will be phased in to cover 750 megawatts of Consumers' retail market by 2001. On January 1, 2002, all of Consumers' electric customers will have this option. It is not possible at this time to predict the extent to which Consumers' customers will elect this option or what the ultimate financial impact will be to Consumers.

     Several bills relative to electric industry restructuring were introduced in the Michigan House of Representatives and Senate for consideration in the 1999-2000 legislative session. Although Consumers has not specifically supported any of these bills, Consumers believes legislation is desirable to provide statutory support for MPSC orders. Consumers is uncertain as to whether legislation will be enacted and what effect any enacted legislation will have on Consumers. Similar uncertainty exists with respect to the possibility that federal legislation restructuring the electric power industry will be enacted. A variety of bills changing existing federal regulation of the industry and, potentially, affecting state regulation have been introduced in the Congress in recent years. None has been enacted.

     Adverse federal or state legislation or adverse future rate determinations by the MPSC could result in Consumers being unable to fully recover its current investment in electric generating facilities and the cost of purchased power.

RISK OF YEAR 2000 NONCOMPLIANCE

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. The year 2000 issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated plant systems and instrumentation as well as to third party businesses. Also, there can be no guarantee that suppliers, large customers and other third parties of importance to Consumers' business operations will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure such systems are year 2000 compliant. Failure by Consumers, any of the entities listed above, or other institutions such as governments to become year 2000 compliant on a timely basis or to recover from system interruptions on a timely basis could have a material adverse effect on Consumers' financial position and results of operations.

RESULTS COULD DIFFER MATERIALLY FROM CERTAIN FORWARD-LOOKING STATEMENTS

     On one or more occasions, Consumers may make statements regarding Consumers' assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Consumers cautions that these statements may and often do differ materially from actual results. Some of the factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements are:

     - ability to achieve operating synergies and revenue enhancements;

     - national, regional and local economic, competitive and regulatory conditions and developments;

     - capital and financial market conditions, including interest rates;

     - weather conditions;

     - adverse legislative, regulatory or legal decisions, including environmental laws and regulations;

     - the pace of deregulation of the natural gas and electric industries;

     - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products;

     - the timing and success of business development efforts;

     - nuclear power performance and regulation;

     - technological developments in energy production, delivery and usage; and

     - other uncertainties, all of which are difficult to predict and many of which are beyond Consumers' control.

                              RECENT DEVELOPMENTS

     The MPSC issued an order on August 17, 1999 finding that it has jurisdiction to approve rates, terms, and conditions for retail wheeling of electricity (also known as "electric customer choice") if a utility voluntarily chooses to offer that service. The MPSC issued this order after Consumers and other parties submitted the briefs requested by the MPSC concerning the effects of a June 29, 1999 Michigan Supreme Court decision. That Court found that the MPSC does not have the statutory authority to order a mandatory retail wheeling program. The August 17th order also requested that Consumers file a statement as to whether it intended to continue with its electric customer choice program. On September 1, 1999, Consumers filed a statement reaffirming its decision to continue carrying out the electric customer choice program as previously approved by the MPSC. The Association of Businesses Advocating Tariff Equity ("ABATE") and the Michigan Attorney General have each appealed the August 17th order to the Michigan Court of Appeals. The issues raised by the MPSC's August 17th order could be resolved by the regulatory process, the appellate court or by legislation codifying the retail wheeling and related stranded cost recovery issues with the exact resolution being uncertain at this time.

     In March 1999, Consumers signed a long-term electric power sales agreement to resell to PECO Energy Company until September 2007 its capacity and energy purchases under the long-term Power Purchase Agreement between Consumers and the Midland Cogeneration Venture Limited Partnership (the "MCV PPA"). In March 1999, Consumers also filed an application with the MPSC for accounting and rate-making approvals related to the PECO agreement. If used as an offset to electric customers stranded cost responsibility, Consumers estimates that there could be a reduction of as much as $58 million (on a net present value basis) of stranded cost related to the MCV PPA. In an order issued in April 1999, the MPSC conditionally approved the requests for accounting and rate-making treatment "but only to the extent that the resulting rates are lower than or equal to the amount that they would be absent the PECO agreement." In response to Consumers' and other parties' requests for clarification and rehearing, in an August 31, 1999 opinion, the MPSC partially granted the relief Consumers requested on rehearing and attached certain additional conditions to its approval. Those conditions relate to Consumers' continued decision to carry out the electric customer choice program (which Consumers has affirmed as discussed above) and a determination to revise Consumers' capacity solicitation process (which Consumers has filed but is awaiting an MPSC decision). The August 31st opinion is a companion order to a power supply cost reconciliation order issued on the same date in another case. This order affects the level of frozen power supply costs recoverable in rates during future years when the transaction with PECO would be taking place. On September 30, 1999 Consumers filed motions for clarification of the orders relating to the PECO agreement.

     On November 12, 1997 ABATE filed a complaint with the MPSC that alleged Consumers' electric earnings are more than its authorized rate of return and sought an immediate reduction in Consumers' electric rates. The MPSC staff investigated the complaint and concluded in an April 1998 report that no formal rate proceeding was warranted at that time. The MPSC has now scheduled this matter for further proceedings that should lead to more definitive MPSC resolution in the first quarter of 2000, absent prior agreement among the parties. In those proceedings, ABATE and intervenors bear the burden of convincing the MPSC to reduce electric rates, which will otherwise remain unchanged. In its testimony filed in this case, ABATE claimed that Consumers' had approximately $189 million in excess revenues for 1998. In its testimony MPSC staff stated that 1998 book results show excess revenues of $118 million when actual results were compared to the previously authorized electric return on equity, but recognized that no definitive conclusion could be reached from such a simplistic computation about the proper level of future retail electric rates. The MPSC staff presentation anticipated Consumers would file testimony and exhibits using traditional ratemaking adjustments and normalizations which would negate ABATE's claim of excessive earnings. Consumers has filed such testimony showing that after such normalizations, there is a revenue deficiency of approximately $3 million. The MPSC staff offered several alternatives for the MPSC to consider. They involved several different refunds or reductions which the MPSC could consider separately or in combination, but which, if made would not result in a permanent future reduction in electric rates in the amount being sought by ABATE. Consumers believes that ABATE, through its testimony, has not met its burden of proving that a reduction in rates is appropriate. It also believes that ABATE's request for refunds from 1995 to present is inappropriate or unlawful because no such retroactive rate adjustment has ever been granted by the MPSC in the past. On October 13, 1999, the MPSC granted Consumers' request to deny questioning in this case concerning its power supply costs, and stated that such matters were sufficiently addressed and determined in an earlier MPSC order whereby such costs were frozen.

     The MPSC issued an order on September 28, 1999 relating to the 1997-98 heating year finding that Consumers did not demonstrate that its decision to increase spot market and short-term gas purchases beyond the levels filed in its gas cost recovery plan was reasonable and prudent, and disallowed recovery of approximately $6.5 million of gas costs. The MPSC concluded that Consumers must refund approximately $11.6 million (including interest) to its customers during the December 1999 billing cycle. Consumers established a reserve for the refund in the third quarter of 1999. Consumers has not yet determined whether to seek a rehearing with the MPSC or appeal the MPSC's order with the Michigan Court of Appeals.

     Consumers' customers reached a record peak demand for electricity of 7,460 megawatts on July 30, 1999, surpassing the previous record of 7,315 MW by 2%. Consumers satisfied this peak demand by utilizing its owned generating capacity and long-term purchase contracts, and by taking actions such as exercising rights under existing short-term option contracts, interrupting supply under its interruptible contracts, exercising customer self-generation and load-shifting options, and making public requests to its customers to conserve energy. By carrying out these actions, none of Consumers' customers experienced an involuntary reduction of firm load due to supply shortages.

     In October 1999, Consumers announced that it is making progress in discussions with its major commercial and industrial customers, which, if successful, would result in agreement on the need for, and substance of, electric restructuring legislation in Michigan and have the effect of resolving Consumers' rate proceedings pending before the MPSC. While there are no assurances that an agreement or legislation will result, Consumers is optimistic that a positive outcome of the discussions can be achieved.

     The Federal Clean Air Act, as amended, limits emissions of sulfur dioxide and nitrogen oxides and requires emissions and air quality monitoring. In 1997 the EPA revised the national air quality standards to impose further limitations on nitrogen oxide and small particulate-related emissions. In May 1999, a United States Court of Appeals ruled however, that the EPA's revision of the standards was an unconstitutional delegation of legislative power. As a result, the standards will not be implemented under the 1997 rule. The EPA has requested a rehearing of this ruling.

     In September 1998, based in part upon the 1997 standards, the EPA Administrator issued final regulations requiring the State of Michigan to further limit nitrogen oxide emissions. The State of Michigan filed a lawsuit objecting to the extent of the required emission reductions and requesting an extension of the submission date. In May 1999, the United States Court of Appeals for the District of Columbia granted an indefinite stay of the submission date for the State of Michigan's implementation plan. Based upon the recent court rulings, it is unlikely that the State of Michigan will establish Consumers' nitrogen oxide emissions reduction target until late 1999. Until this target is established, the estimated cost of compliance discussed below is subject to revision.

     The preliminary estimate of capital expenditures to reduce nitrogen oxide-related emissions to the level proposed by the State of Michigan for Consumers' fossil-fueled generating units ranges from approximately $150 million to $290 million, in 1999 dollars. If Consumers had to meet the EPA's mandated requirements it is estimated that it will cost Consumers between approximately $290 million and $500 million, in 1999 dollars. In both these cases the lower estimate represents the capital expenditure level that would satisfactorily meet the proposed emissions limits but would result in higher operating expense. The higher estimate in the range includes expenditures that result in lower operating costs while complying with the proposed emissions limit. Consumers anticipates that these capital expenditures will be incurred between 1999 and 2004, or between 1999 and 2003 if the EPA's limits are imposed. Consumers may need an equivalent amount of capital expenditures to comply with the new small particulate standards some time after 2004 if those standards become effective.

     On October 22, 1999, CMS Energy Corporation, Consumers' parent company, reported that operating earnings for Consumers' electric and gas businesses increased three percent to $162.2 million from $158.2 million in the third quarter of 1998. Total electric sales were 10.9 billion kilowatt-hours in the third quarter, up two percent from the same period in 1998. Natural gas deliveries were 43.6 billion cubic feet, an increase of four percent from the third quarter of 1998, due mainly to increases in deliveries primarily to transportation customers. For the first nine months, the utility business operating earnings were up 12 percent due to increased electric sales and the benefits of near-normal weather to the gas utility.

                     CONSUMERS ENERGY COMPANY FINANCING III

GENERAL

     The trust is a statutory business trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on October 12, 1999. The declaration of trust will be amended and restated in its entirety, referred to as the "declaration" or the "trust agreement," substantially in the form filed with the SEC by Consumers and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part. The declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the preferred securities, the purchasers thereof will own all of the preferred securities.

Consumers will directly or indirectly acquire common securities in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all of the issued and outstanding common securities. The trust exists for the exclusive purposes of:

     - issuing the preferred securities and the common securities representing undivided beneficial interests in the assets of the trust;

     - investing the gross proceeds of the preferred securities and the common securities in the debentures; and

     - engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

     The trust has a term of approximately 55 years, but may be terminated earlier as provided in the declaration.

     Pursuant to the declaration, the number of trustees initially will be four. Two of the trustees are employees or officers of Consumers. Bank of New York will serve as property trustee under the declaration and as indenture trustee for the purposes of the Trust Indenture Act. Bank of New York (Delaware) will act as the Delaware trustee. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, Bank of New York will also act as indenture trustee under the guarantee. See "The Guarantees" in the base prospectus accompanying this prospectus supplement.

     The property trustee will hold title to the debentures for the benefit of the trust and the holders of the preferred securities and common securities. So long as the debentures are held by the trust, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the preferred securities and common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the preferred securities and common securities out of funds from the property account. The Bank of New York will hold the guarantee for the benefit of the holders of the preferred securities. Consumers, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee (subject to the limitations set forth in the declaration) and to increase or decrease the number of trustees. Consumers will pay all fees, expenses, debts and obligations (other than with respect to the preferred securities and common securities) related to the trust and the offering of the preferred securities.

     The rights of the holders of the preferred securities, including economic rights, rights to information and voting rights are set forth in the declaration, the Delaware Business Trust Act, the indenture and the Trust Indenture Act. See "Certain Terms of the Preferred Securities" in this prospectus supplement.

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term debt and capitalization of Consumers as of June 30, 1999, and as adjusted to give effect to the consummation of the offering of the preferred securities and the application of the proceeds thereof. See "Use of Proceeds" in this prospectus supplement. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Consumers incorporated by reference herein as described in "Where You Can Find More Information" in the base prospectus accompanying this prospectus supplement.

                                                                AT JUNE 30, 1999
                                                              --------------------
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                  IN MILLIONS
                                                                  (UNAUDITED)
Short-term debt (includes notes payable and current portion
  of long-term debt and capital leases).....................  $  412     $  212
                                                              ======     ======
Non-current portion of capital leases.......................  $   88     $   88
Long-term debt (excluding current maturities)...............   2,008      2,008
Company-obligated mandatorily redeemable preferred
  securities of:
  Consumers Power Company Financing I.......................     100        100
  Consumers Energy Company Financing II.....................     120        120
  Consumers Energy Company Financing III....................      --        200
Preferred Stock with no mandatory redemption................      44         44
Common stockholder's equity.................................   1,981      1,981
                                                              ------     ------
          Total stockholder's equity........................   2,025      2,025
                                                              ------     ------
          Total Capitalization..............................  $4,341     $4,541
                                                              ======     ======

                              ACCOUNTING TREATMENT

     The financial statements of the trust will be reflected in Consumers' consolidated financial statements, with the preferred securities shown as "Company-obligated mandatorily redeemable preferred securities of subsidiaries holding solely company subordinated notes." In a footnote to Consumers' audited consolidated financial statements, there will be a statement that the trust is wholly-owned by Consumers and that the sole asset of the trust is the debentures (indicating the principal amount, interest rate and maturity date thereof).

                                USE OF PROCEEDS

     The proceeds from the sale of the preferred securities will be invested by the trust in debentures of Consumers issued pursuant to the indenture described herein. Consumers intends to use all of the net proceeds from the debentures to repay short-term indebtedness. This short-term indebtedness was incurred on April 1, 1999 for the redemption of Consumers' $2.08 Preferred Stock in an aggregate amount of $200 million. As of October 7, 1999, the weighted average interest rate of such short-term indebtedness was 6.04%.

              SELECTED FINANCIAL DATA OF CONSUMERS ENERGY COMPANY

     The following table presents selected financial data of Consumers for the periods indicated and is qualified in its entirety by the information appearing elsewhere in this prospectus supplement and by the information and financial statements incorporated in this prospectus supplement by reference.

                                         TWELVE MONTHS
                                             ENDED                  YEAR ENDED DECEMBER 31
                                           JUNE 30,      --------------------------------------------
                                             1999         1998       1997     1996     1995     1994
                                         -------------   ------     ------   ------   ------   ------
                                          (UNAUDITED)
Operating Revenue (in millions)........     $3,832       $3,709     $3,769   $3,770   $3,511   $3,356
Net Income (Loss) (in millions)........     $  360       $  349(b)  $  321   $  296   $  255   $  226
Net Income (Loss) after Preferred
  Dividends and Distributions
  (in millions)........................     $  327       $  312(b)  $  284   $  260   $  227   $  202
Ratio of Earnings to:
Fixed Charges (a)......................       3.72         3.16(c)    3.31     3.27     2.82     2.81
Fixed Charges & Preferred Dividends....       3.06         2.52(d)    2.61     2.54     2.30     2.32

---------------
(a) For purposes of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from minority interests of equity investees. Earnings for the ratio of earnings to fixed charges and preferred stock dividends also includes the amount required to pay distributions on preferred securities and the amount of pretax earnings required to pay the dividends on outstanding preferred stock.

(b) Includes a pre-tax $66 million increase due to a one-time change in method of accounting for property taxes.

(c) Excludes a cumulative effect of change in accounting after-tax gain of $43 million; if included, ratio would be 3.52.

(d) Excludes a cumulative effect of change in accounting after-tax gain of $43 million: if included, ratio would be 2.81.

                           DESCRIPTION OF SECURITIES

     This prospectus supplement and the accompanying base prospectus contain the material terms and conditions for these securities, however, the summaries in this prospectus supplement are not meant to be a complete description of the preferred securities, the guarantee and the debentures. For more information, refer to the trust agreement, the indenture and the guarantee. Forms of these documents are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying base prospectus are a part. All terms used in this prospectus supplement and the accompanying base prospectus that are not defined in this prospectus supplement and the accompanying base prospectus have the meanings given to them in the trust agreement, the indenture and the guarantee.

CERTAIN TERMS OF THE PREFERRED SECURITIES

Distributions

     The preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the debentures. Distributions on the preferred securities are cumulative and will accumulate
from                at the annual rate of      % of the $25 liquidation amount
of each preferred security. Distributions will be payable quarterly in arrears
on                ,                ,                and                of each
year, beginning             , 1999. Distributions not paid when
due will themselves accumulate distributions at the annual rate of      % (to
the extent permitted by law). When we refer to any payment of distributions, any such additional distributions are included. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in such 90-day quarterly period.

     If distributions are payable on a date that is not a business day (as defined below), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Deferral of Distributions

     So long as no event of default has occurred and is continuing under the debentures, Consumers may, on one or more occasions, defer interest payments on the debentures to the trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of
the debentures on                . If Consumers defers interest payments on the
debentures, the trust will also defer quarterly distributions on the preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate distributions at the rate stated above (to the extent permitted by law).

     Once Consumers makes all deferred interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     Consumers has no current intention of deferring interest payments on the debentures. If Consumers defers interest payments on the debentures, Consumers will be subject to certain restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the debentures. See "Certain Terms of the Debentures -- Option to Extend Interest Payment Period" in this prospectus supplement.

Payment of Distributions

     Distributions on the preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. As long as the preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form,
the record date for the payment of distributions will be the                day
of the last month of each quarterly distribution period, even if that day is not a business day.

     As long as the preferred securities are represented by a global security, payments on the preferred securities will be made in immediately available funds to DTC, the depositary for the preferred securities. If the preferred securities are ever issued in certificated form, payment of distributions on the preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date.

Redemption

     Consumers will repay the debentures at maturity on                .
Consumers may, before their maturity, redeem:

     - all or some of the debentures on one or more occasions any time on or
       after                ; and

     - all but not some of the debentures before                , if certain
       changes in tax or investment company law occur or will occur within 90 days (each of which is a "Special Event" more fully described below).

     When Consumers repays some or all of the debentures, either at maturity on or upon early redemption, the trust will use the cash it receives upon the redemption of the debentures to redeem a like liquidation amount of the preferred securities and, unless an event of default under the trust agreement has occurred and is continuing, the common securities. The preferred securities and common securities (if applicable) will be redeemed at a price equal to their liquidation amount of $25 per security plus accumulated distributions, if any. The redemption price for the debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain Terms of the Debentures -- Redemption" in this prospectus supplement.

     If less than all the preferred securities and common securities are to be redeemed in situations where common securities may be redeemed consistent with the provisions described under "-- Subordination of Common Securities" in this prospectus supplement, then the total liquidation amount of preferred securities and common securities to be redeemed will be allocated proportionately based on the liquidation amount of the preferred securities and the common securities.

Special Event Redemption

     Upon the occurrence of a Tax Event or an Investment Company Event as defined below, Consumers may redeem all but not some of the debentures, within 90 days following the occurrence of the Special Event.

     "Tax Event" means that the trust has received an opinion of counsel experienced in such matters to the effect that, as a result of any:

     - amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

     - official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such change or amendment becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

     - the trust is or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the debentures;

     - interest payable by Consumers on the debentures is not or, within 90 days of the date of such opinion, would not be deductible by Consumers in whole or in part for United States federal income tax purposes; or

     - the trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

     "Investment Company Event" means that the trust has received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an

"investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

Redemption Procedures

     The trust will give you at least 30 days, but not more than 60 days, written notice before any redemption of preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the preferred securities being redeemed. The trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the preferred securities. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

     Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

     If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay).

     If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Consumers, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

     In compliance with applicable law (including the United States federal securities laws), Consumers or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, or by private agreement.

Events of Default

     An event of default under the indenture constitutes an event of default under the declaration with respect to the preferred securities. However, provided that pursuant to the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until any declaration event of default with respect to the preferred securities has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration, and therefore the indenture.

     Upon the occurrence of a declaration event of default, the indenture trustee or the property trustee will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable.

Voting Rights

     Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in total liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to

     - exercise the remedies available under the indenture with respect to the debentures,

     - waive any past indenture event of default that is waivable under the indenture, or

     - exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or consent to any amendment, modification or termination of the indenture or the debentures, where such consent should be required.

     However, where a consent or action under the indenture would require the consent or act of the holders of greater than a majority in principal amount of debentures affected thereby, the property trustee may only give such consent or take such action at the written direction of the holders of at least the proportion in liquidation amount of the preferred securities which the relevant super-majority represents of the total principal amount of the debentures outstanding. The property trustee shall notify all holders of the preferred securities of any notice of default received from the indenture trustee with respect to the debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the bullet points above unless the property trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes.

     In the event the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee will request the direction of the holders of the preferred securities with respect to such amendment, modification or termination. The property trustee will then vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the preferred securities voting together as a single class. However, where a consent under the indenture would require the consent of a super-majority, the property trustee may only give its consent at the direction of the holders of at least the proportion in liquidation amount of the preferred securities which the relevant super-majority represents of the total principal amount of the debentures outstanding. The property trustee shall not take any such action in accordance with the directions of the holders of the preferred securities unless the property trustee has obtained an opinion of tax counsel to the effect that the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

Subordination of Common Securities

     Payment of distributions on, and the redemption and liquidation amount of, the preferred securities and the common securities will be made proportionately based on the total liquidation amounts of the preferred securities and the common securities. However, if an event of default under the trust agreement has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

     If an event of default under the trust agreement has occurred and is continuing, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the property trustee will act solely on behalf of the holders of the preferred securities, and these holders will have the right to direct the property trustee to act on their behalf.

Book-Entry-Only Issuance -- DTC

     The preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, DTC or its nominee. This means that the trust will not issue certificates to you for the preferred securities. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the preferred securities. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

     Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

     DTC has advised Consumers and the trust that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     Purchases under the DTC System -- When you purchase preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the preferred securities on DTC's records. Because you actually own the preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the preferred securities. DTC's records show only the identity of the direct participants and the amount of the preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers, like you.

     Payments under the DTC System -- The property trustee will wire payments on the preferred securities to DTC's nominee. Consumers, the trust and the property trustee will treat DTC's nominee as the owner and holder of each global security representing preferred securities for all purposes. Accordingly, Consumers, the trust and the property trustee will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

     Any redemption notices will be sent by Consumers and the Trust directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner. If less than all of the preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial owners, like you.

     It is DTC's current practice, upon receipt of any payment of distributions or liquidation or redemption amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the property trustee, Consumers or the trust.

     Year 2000 Issues -- DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

          (1) impress upon them the importance of such services being year 2000 compliant; and

          (2) determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Exchange of Global Securities -- Preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the trust within 90 days; or

     - Consumers decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

     If the book-entry-only system is discontinued, the property trustee will keep the registration books for the preferred securities at its corporate office and follow the practices and procedures discussed below.

Certificated Securities -- Registration and Transfer

     If the trust issues certificated securities, they will be registered in the name of the securityholder. The preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, Bank of New York, 101 Barclay Street, 21W, New York, New York 10286, attention: Corporate Trust and Agency Services -- Corporate Market Services.

CERTAIN TERMS OF THE DEBENTURES

     The debentures will be issued as a series pursuant to a supplemental indenture or a resolution of Consumers' board of directors or a committee thereof as provided for in the indenture.

Subordination

     The debentures are unsecured and are junior in right of payment to all of Consumers' "senior indebtedness". Consumers may not make any payments of principal (including redemption payments) or interest on the debentures if it defaults on a payment on its senior indebtedness. Also, payments on the debentures may be blocked for up to 180 days in the event of certain non-payment defaults by Consumers on its senior indebtedness. See "Subordinated Debentures" in the accompanying base prospectus for more detailed information.

     On any distribution of assets of Consumers to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness must be paid in full before the holders of the debentures are entitled to receive or retain any payment.

     Neither the debentures nor the guarantee will limit the ability of Consumers and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantee. At June 30, 1999, as if on that date Consumers and the trust had issued and sold the preferred securities and the debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, the total amount of Consumers' senior indebtedness would have been approximately
$       . See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

Interest Rate and Maturity

     The debentures will mature on           and will bear interest, accruing
from                , at the annual rate of           % of their principal
amount, payable quarterly in arrears on           ,           ,           and
          of each year, beginning           . Interest payments not paid when
due will themselves accrue additional interest at the annual rate of   % (to the
extent permitted by law). When we refer to any payment of interest, interest includes such additional interest and any additional amounts, as defined below. The interest payment provisions for the debentures correspond to the distribution provisions of the preferred securities. The debentures do not have a sinking fund. This means that Consumers is not required to make any principal payments prior to maturity.

Additional Sums

     If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then Consumers will be required to pay additional amounts on the debentures so that after the trust pays any taxes, the trust will be in the same position it would have been if it did not have to pay such taxes.

Redemption

     Consumers may redeem, before their maturity:

     - all or some of the debentures on one or more occasions any time on or
       after                ; or

     - all but not some of the debentures before                , upon the
       occurrence of a Special Event.

     If Consumers decides to redeem debentures in these circumstances, the redemption price of each debenture redeemed will be equal to 100% of the principal amount of such debenture plus accrued and unpaid interest on such debenture to the date of redemption.

Distribution of Debentures

     If the property trustee distributes the debentures to the preferred securities holders and common securities holder upon the dissolution and liquidation of the trust, the debentures will be issued in denominations of $25 principal amount and integral multiples thereof. Consumers anticipates that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the preferred securities.

     For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "Certain Terms of the Preferred Securities -- Book-Entry-Only Issuance -- DTC" in this prospectus supplement.

Option to Extend Interest Payment Period

     Consumers may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures. No interest will be due and payable on the debentures until the end of the deferral period unless the debentures are redeemed prior to such time.

     Consumers may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, Consumers will be obligated to pay all accrued and unpaid interest.

     Once Consumers makes all interest payments on the debentures, with accrued interest, it may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

     During any deferral period and subject to certain exceptions, Consumers will not be permitted to:

     - declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock;

     - make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities issued by Consumers which rank equal with or junior to the debentures; or

     - make any guarantee payments with respect to any guarantee by Consumers of the debt securities of Consumers if such guarantee ranks equal with or junior to the debentures.

     Because the debentures to be issued to the trust will rank equal with all other series of junior subordinated debt securities of Consumers initially issued to the other trusts referred to in the accompanying base prospectus or to certain other trusts, partnerships or other entities affiliated with Consumers, during an interest deferral period, Consumers will not be permitted to make payments on such other series of junior subordinated debt securities. Likewise, if Consumers defers interest payments on any other of such series of junior subordinated debt securities, it is not expected that Consumers will be permitted to make payments on the debentures.

     The restrictions described in the bullet points above will also apply if there occurs and is continuing a default or event of default under the indenture of which Consumers has actual knowledge and in respect of which Consumers has not taken reasonable steps to cure or if Consumers defaults on its obligations under the guarantee.

     Consumers will give the trust, the regular trustees, the property trustee and the indenture trustee notice if it decides to defer interest payments on the debentures. As long as the debentures are held by the trust, Consumers will give that notice at least one business day before the earlier of:

     - the next date distributions on the preferred securities are payable; or

     - the date the trust is required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date distributions are payable.

     There is no limitation on the number of times that Consumers may elect to begin an extension period. The regular trustees will give notice to the property trustee and the holders of preferred securities if Consumers decides to defer interest payments on the debentures.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the preferred securities. Except where we state otherwise, this summary deals only with preferred securities held as capital assets (as defined in the Internal Revenue Code of 1986) by a U.S. Holder (as defined below) who purchases the preferred securities at their original offering price when the trust originally issues them.

     We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers in securities or currencies. Further, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the preferred securities;

     - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the preferred securities;

     - persons who hold the preferred securities in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership and sale of preferred securities.

     Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the preferred securities in light of your circumstances.

     A "U.S. Holder" is a preferred securities holder who or which is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

     - an estate if its income is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

     This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

CLASSIFICATION OF THE DEBENTURES

     Consumers intends to take the position that the debentures will be classified for United States federal income tax purposes as indebtedness of Consumers under current law, and, by acceptance of a preferred security, each holder covenants to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that such position of Consumers will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge would not be successful. The remainder of this discussion assumes that the debentures will be classified as indebtedness of Consumers for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the preferred securities, tax counsel for Consumers will render a legal opinion generally to the effect that, under current law and assuming full compliance with the terms of the trust agreement, the indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the Trust, including the debentures. You will be required to include in ordinary income for United States federal income tax purposes your allocable share of interest (or OID, if any) paid or accrued on the debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by Consumers of its option to defer payments of stated interest on the debentures would prevent Consumers from:

     - declaring dividends, or engaging in certain other capital transactions, with respect to its capital stock, or

     - making any payment on any debt securities issued by Consumers which rank equal with or junior to the debentures, Consumers believes that the likelihood of its exercising the option is "remote" within the meaning of the Treasury regulations.

     As a result, Consumers intends to take the position that the debentures will not be deemed to be issued with OID. Based on this position, stated interest payments on the debentures will be includible in your ordinary income at the time that such payments are received or accrued in accordance with your regular method of accounting. Because the Internal Revenue Service has not yet addressed the Treasury regulations in any published rulings or other interpretations, it is possible that the Internal Revenue Service could take a position contrary to the position taken by Consumers. In that event, the Internal Revenue Service may, for example, require you to include interest on the debentures in your taxable income as it accrues rather than when you receive payment even though you use the cash method of accounting for federal income tax purposes.

EXERCISE OF DEFERRAL OPTIONS

     Under Treasury regulations, if Consumers were to exercise its option to defer the payment of interest on the debentures, the debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments on the debentures would be treated as OID, which you would be required to accrue and include in taxable income on an economic accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the debentures (including any period of interest deferral), without regard to the timing of payments under the debentures. The amount of interest income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the debentures and the actual receipt of future payments of stated interest on the debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferred interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase your adjusted tax basis in your preferred securities, and your actual receipt of cash interest payments would reduce your basis in the preferred securities.

CORPORATE U.S. HOLDERS

     Corporate U.S. Holders of the preferred securities will not be entitled to a dividends-received deduction for any income from the preferred securities.

SALES OF PREFERRED SECURITIES

     If you sell your preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the preferred securities and the amount realized from the sale (generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income). Your adjusted tax basis in the preferred securities generally will equal:

     - the initial purchase price that you paid for the preferred securities plus

     - any accrued and unpaid distributions that you were required to treat as OID less any cash distributions received in respect of accrued OID.

     Gain or loss on the sale of preferred securities generally will be capital gain or loss.

     The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the debentures are treated as having been issued or reissued with OID) relating to the underlying debentures. If you dispose of your preferred securities, you will be required to include in ordinary income for United States federal income tax purposes any portion of the amount realized that is attributable to accrued but unpaid, interest (including OID, if any) through the date of sale. This income inclusion will increase your adjusted tax basis in the preferred securities but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     If Consumers dissolves the trust and causes the trust to distribute the debentures on a proportionate basis to you, you will not be subject to tax. Rather, you would have an adjusted tax basis in the debentures received in the liquidation equal to the adjusted tax basis in your preferred securities surrendered for the debentures. Your holding period for the debentures would include the period during which you had held the preferred securities. If, however, the trust is classified, for United States federal income tax purposes, as an association that is subject to tax as a corporation at the time of the liquidation, the distribution of the debentures would constitute a taxable event to you and you would acquire a new holding period in the debentures received.

     If the debentures are redeemed for cash and the proceeds of the redemption are distributed to you in redemption of your preferred securities, the redemption would be treated as a sale of the preferred securities, in which gain or loss would be recognized, as described immediately above.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     Generally, income on the preferred securities will be reported to you on an Internal Revenue Service Form 1099, which should be mailed to you by January 31 following each calendar year. If you fail to supply your correct taxpayer identification number or under-report your tax liability, the Internal Revenue Service may require the property trustee or its agent to withhold federal income tax at the rate of 31% from each interest payment. You will be permitted to credit any withheld tax against your federal income tax liability.

                              ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities with assets of the Plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, such plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the preferred securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the preferred securities should determine the need for, and, if necessary, the availability of, any exemptive relief under such laws or regulations.

     Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of the trust may be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     Pursuant to an exception contained in the Plan Assets Regulation, the assets of the trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the trust, less than 25% of the value of each class of equity interests in the trust were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the preferred securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the preferred securities held by Benefit Plan Investors will be less than 25% of the total value of such preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception. In addition, no assurance can be given that the preferred securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the common securities will be purchased and held by Consumers.

     Certain transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the preferred securities were acquired with "plan assets" of such Plan and the assets of the trust were deemed to be "plan assets" of Plans investing in the trust. For example, if Consumers were a Party in Interest with respect to a Plan (either directly or by reason of ownership of its subsidiaries), extensions of credit between Consumers and the trust (as represented by the debentures and the guarantee) would likely be prohibited by
Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if Consumers were considered to be a fiduciary with respect to the trust as a result of certain powers it holds (such as the powers to remove and replace the property trustee and the regular trustees), certain operations of the trust, including the optional redemption or acceleration of the debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and
Section 4975(c)(1)(E) of the Code. In order to avoid such prohibited transactions, each investing plan, by purchasing preferred securities, will be deemed to have directed the trust to invest in the debentures and to have appointed the property trustee.

     The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the preferred securities if assets of the trust were deemed to be "plan assets" of Plans investing in the trust as described above. Those class exemptions are PTCE 96-23 (for certain transactions effected on behalf of a Plan by an in-house asset manager), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate pooled accounts), and PTCE 84-14 (for certain transactions effected on behalf of a Plan by an independent qualified professional asset manager).

     Because the preferred securities may be deemed to be equity interests in the trust for purposes of ERISA and Section 4975 of the Code, the preferred securities may not be purchased and should not be held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of the preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan, or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

     The discussion herein of ERISA is general in nature and is not intended to be complete. Any fiduciary of a plan, governmental plan, church plan or a foreign plan considering an investment in the preferred securities should consult with its legal advisors regarding the consequences and advisability of such investment.

     Insurance companies considering an investment in the preferred securities should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued proposed regulations (the "Proposed General Account Regulations") in December, 1997 with respect to insurance policies that are supported by an insurer's general account. The Proposed General Account Regulations are intended to provide guidance on which assets held by the insurer constitute "plan assets" of an ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., First of Michigan Division of Fahnestock & Co. Inc., Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, and Raymond James & Associates, Inc., are acting as the representatives, has severally agreed to purchase from the trust, the number of preferred securities set forth opposite its name below:

                                                                   NUMBER OF
                        UNDERWRITER                           PREFERRED SECURITIES
                        -----------                           --------------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
A.G. Edwards & Sons, Inc....................................
First of Michigan Division of Fahnestock & Co. Inc. ........
Morgan Stanley & Co. Incorporated...........................
Prudential Securities Incorporated..........................
Raymond James & Associates, Inc.............................
             Total..........................................

     In the underwriting agreement the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the preferred securities offered hereby if any of the preferred securities are purchased. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     Consumers and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

     Certain of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, Consumers in the ordinary course of their businesses.

     Consumers will pay all expenses, estimated to be approximately
$          associated with the offer and sale of the preferred securities.

COMMISSIONS AND DISCOUNTS

     The underwriters will offer the preferred securities directly to the public initially at $25 per preferred security. The underwriters may also offer the preferred securities to certain dealers at the above-mentioned offering price
less a concession of $.               per preferred security. The underwriters
may allow, and such dealers may reallow, a discount not in excess of
$.               per preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Because the proceeds from the sale of the preferred securities and the common securities will be used to purchase the debentures, Consumers has agreed
to pay to the underwriters an underwriting commission of $.       per preferred
security (or a total of $               ).

NEW YORK STOCK EXCHANGE LISTING

     Before this offering, there was no established public trading market for the preferred securities. We plan to list the preferred securities on the New
York Stock Exchange under the symbol "       ." Trading of the preferred
securities on the New York Stock Exchange is expected to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The representatives have advised Consumers that they intend to make a market in the preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the preferred securities will be available.

NO SALES OF SIMILAR SECURITIES

     Consumers and the trust have agreed that, during a period of    days from
the date of the pricing of the preferred securities, they will not offer, sell, contract to sell, or otherwise dispose of any preferred securities, any other beneficial interests of the trust, or any securities of Consumers, that are substantially similar to the preferred securities, including the guarantee, and including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive preferred securities or any such substantially similar securities of either the trust or Consumers (except the debentures and the preferred securities offered by this prospectus supplement), without the prior consent of the representatives.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the sale of the preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

     The underwriters may create a short position in the preferred securities in connection with this offering. That means they may sell a larger number of the preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

     If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

     The underwriters may suspend any of these activities at any time.

PENALTY BIDS

     The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those preferred securities as part of this offering.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the creation of the trust will be passed upon on behalf of the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trust. The validity of the senior notes, the preferred securities guarantee, the debentures and certain matters relating thereto will be passed upon on behalf of Consumers by Michael D. VanHemert, Esq., Assistant General Counsel for CMS Energy Corporation, Consumers' parent. Certain legal matters will be passed upon on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Certain United States federal income taxation matters will be passed upon for Consumers and the trust by Theodore J. Vogel, as tax counsel to Consumers. As of June 30, 1999, an attorney currently employed by Skadden, Arps, Slate, Meagher & Flom LLP, and formerly employed by CMS Energy Corporation, owned approximately 50,326 shares of CMS Energy Common Stock, 2,000 shares of Class G Common Stock, 10 shares of Consumers $4.50 Series Preferred Stock, $100 par value, and $50,000 aggregate principal amount of certain debt securities issued by CMS Energy. As of June 30, 1999, Mr. Van Hemert beneficially owned approximately 2,785 shares of CMS Energy Common Stock. As of June 30, 1999, Mr. Vogel beneficially owned approximately 8,400 shares of CMS Energy Common Stock, and 200 shares of Class G Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of Consumers as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus supplement and the accompanying base prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31 and June 30, 1999 and 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or a part of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of Consumers and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this base prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                            CONSUMERS ENERGY COMPANY

                                  SENIOR NOTES
                            SUBORDINATED DEBENTURES
                                   GUARANTEES

                                      AND

                     CONSUMERS ENERGY COMPANY FINANCING III
                     CONSUMERS ENERGY COMPANY FINANCING IV
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                            CONSUMERS ENERGY COMPANY

                          OFFERING PRICE: $525,000,000
                            ------------------------

     Consumers may offer, on one or more occasions:

     - secured senior debt, unsecured senior debt or unsecured subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness; and

     - guarantees of Consumers Energy Company with respect to trust preferred securities of Consumers Energy Company Financing III and Consumers Energy Company Financing IV.

     For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

     Consumers Energy Company Financing III and Consumers Energy Company Financing IV, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of Consumers Energy Company Financing III and Consumers Energy Company Financing IV in amounts, at prices and on terms to be determined at or prior to the time of sale.

     We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

                The date of this prospectus is October 25, 1999

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Consumers' business, financial condition, results of operations and prospects may have changed since such dates.

                      WHERE YOU CAN FIND MORE INFORMATION

     Consumers files reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document it files at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Consumers is "incorporating by reference" information into this prospectus. This means that Consumers is disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superceded by information in this prospectus. This prospectus incorporates by reference the documents set forth that Consumers has previously filed with the SEC. These documents contain important information about Consumers and its finances.

         SEC FILINGS (FILE NO. 1-5611)                                  PERIOD/DATE
------------------------------------------------                        -----------
- Annual Report on Form 10-K....................    Year ended December 31, 1998.
  Quarterly Reports of Form 10-Q................    Quarter ended March 31, 1999.
                                                    Quarter ended June 30, 1999.
- Current Reports on Form 8-K...................    Filed July 1, September 9, September 24, and
                                                    October 18, 1999.

     The documents filed by Consumers with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act after the date of this prospectus are also incorporated by reference into this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning Consumers at the following address:

     Consumers Energy Company
     212 West Michigan Avenue
     Jackson, Michigan 49201
     Tel: (517) 788-0550
     Attention: Office of the Secretary

     You should rely only on the information contained or incorporated by reference in this prospectus and accompanying prospectus supplement. Consumers has not authorized anyone to provide you with information that is different from this information.

     Separate financial statements of the trusts have not been included in this prospectus. Consumers and the trusts do not consider such financial statements to be helpful because:

     - Consumers beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the trusts (other than the beneficial interests represented by the trust preferred securities). See "Consumers Energy Company Trusts," "Description of Securities
       Trust -- Preferred Securities" and "Description of Securities -- The Guarantees."

     - Consumers will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position with regard to the assets of Consumers as a preferred stockholder of Consumers.

     - in future filings under the Securities Exchange Act of 1934, an audited footnote to Consumers' annual financial statements will state that the trusts are wholly-owned by Consumers, that the sole assets of the trusts are the senior notes or the subordinated debentures of Consumers having a specified total principal amount, and, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by Consumers of the trusts' obligations under the trust preferred securities issued by the trusts.

     - each trust is a newly created special purpose entity, has no operating history, no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "Consumers Energy Company Trusts".

                            CONSUMERS ENERGY COMPANY

     Consumers, formed in Michigan in 1968, is the successor to a corporation organized in Maine in 1910 that did business in Michigan from 1915 to 1968. Consumers was named Consumers Power Company from 1910 to the first quarter of 1997, when Consumers changed its name to Consumers Energy Company. Consumers is the principal subsidiary of CMS Energy Corporation, a Michigan corporation.

     Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Consumers' electric operations include the generation, purchase, transmission and distribution of electricity. It provides electric services in 61 of the 68 counties of Michigan's Lower Peninsula. Consumers' gas utility operation purchases, transports, stores and distributes natural gas. It renders gas sales and delivery service in 54 of the 68 counties in Michigan's Lower Peninsula. At year end 1998, Consumers provided service to 1.6 million electric customers and 1.5 million gas customers.

     Consumers' consolidated operating revenue in 1998 was $3.7 billion. Of Consumers' operating revenue, 70% was generated from its electric utility business, 29% from its gas utility business, and 1% from its non-utility business.

     Consumers' electric generating system consists of five fossil-fueled plant sites, one nuclear plant, one pumped storage hydroelectric facility, seven gas combustion turbine plants and 13 hydroelectric plants. Consumers' owned and operated a total of 6,190 megawatts ("MW") of electric generating capacity in 1998. In 1998, Consumers purchased 2,545 MW of net capacity, which amounted to 34% of Consumers' total system requirements, from other power producers, the largest being a natural gas-fueled cogeneration facility ("MCV Facility") operated by the Midland Cogeneration Venture Limited Partnership ("MCV Partnership"). Consumers, through wholly-owned subsidiaries, owns a 49% ownership interest in the MCV Partnership and lessor interest in the MCV Facility. Total electric sales in 1998 were 40 billion kilowatt hours ("kWh"), a 6% increase over 1997 levels. Consumers' electric operating revenue in 1998 was $2.6 billion, an increase of 3.6% from 1997.

     In 1998, Consumers' gas distribution and transmission system consisted of 23,392 miles of distribution mains and 1,165 miles of transmission lines throughout the Lower Peninsula of Michigan. At December 31, 1998, Consumers owned and operated six compressor stations with a total of 115,400 installed horsepower. Consumers' gas operation is seasonal to the extent that peak demand occurs in winter due to colder temperatures. Total deliveries of natural gas sold by Consumers and from other sellers over Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 360 billion cubic feet in 1998. Consumers' gas operating revenue in 1998 was $1.1 billion, a decrease of 12.7% from 1997.

     Consumers is subject to regulation by various federal, state, local and foreign governmental agencies. Consumers is subject to the jurisdiction of the Michigan Public Service Commission ("MPSC"), which regulates public utilities in Michigan with respect to retail utility rates, accounting, services, certain facilities and various other matters. The Federal Energy Regulatory Commission ("FERC") also has jurisdiction under the Natural Gas Act over Michigan Gas Storage Company, a subsidiary of Consumers, relating, among other things, to the construction of facilities and to service provided and rates charged by Michigan Gas Storage. Some of Consumers' gas business is also subject to regulation of FERC, including a blanket transportation tariff pursuant to which Consumers can transport gas in interstate commerce. Certain of Consumers' electric operations are also subject to regulation by FERC, including compliance with FERC's accounting rules and other regulations applicable to "public utilities" and "licensees", the transmission of electric energy in interstate commerce and the rates and charges for the sale of electric energy at wholesale and transmission of electric energy in interstate commerce, the consummation of certain mergers, the sale of certain facilities, the construction, operation and maintenance of hydroelectric projects and the issuance of securities, as provided by the Federal Power Act. Consumers is subject to the jurisdiction of the Nuclear Regulatory Commission with respect to the design, construction and operation of its Palisades nuclear power plant and the decommissioning of its closed Big Rock power plant. Consumers is also subject to NRC jurisdiction with respect to certain other uses of nuclear material.

     The foregoing information concerning Consumers does not purport to be comprehensive. For additional information concerning Consumers' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Where You Can Find More Information" above.

     The address of the principal executive offices of Consumers Energy Company is 212 West Michigan Avenue, Jackson, Michigan 49201. Its telephone number is
(517) 788-0550.

                        CONSUMERS ENERGY COMPANY TRUSTS

     Consumers Energy Company Financing III and Consumers Energy Company Financing IV are statutory business trusts created under the Delaware Business Trust Act by way of:

     - trust agreements executed by Consumers, as sponsor, and the trustees of the trusts and

     - the filing of certificates of trust with the Secretary of State of the State of Delaware.

     At the time of public issuance of the trust preferred securities, each trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Consumers will directly or indirectly acquire common securities of each trust in a total liquidation amount equal to approximately 3% of the total capital of the trust. Each trust exists for the exclusive purposes of:

     - issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the trust;

     - investing the gross proceeds of the common securities and the trust preferred securities in the senior notes or subordinated debentures; and

     - engaging in only those other activities necessary or incidental thereto.

     Each trust has a term of approximately 55 years, but may terminate earlier as provided in the amended and restated trust agreement.

     The proceeds from the offering of the trust preferred securities and the sale of the common securities may be used by each trust to purchase from Consumers senior notes or subordinated debentures in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The Consumers notes or debentures would bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and would have certain redemption terms which correspond to the redemption terms for the common securities and the trust preferred securities. The senior notes will rank on an equal basis with all other unsecured debt of Consumers except subordinated debt. The subordinated debentures will rank subordinate in right of payment to all of Consumers' senior indebtedness (as defined in this prospectus). Distributions on the common securities and the trust preferred securities may not be made unless each trust receives corresponding interest payments on the senior notes or the subordinated debentures from Consumers. Consumers will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all senior indebtedness, of Consumers. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) each trust may be liquidated and the holders of the common securities and the trust preferred securities could receive senior notes or subordinated debentures in lieu of any liquidating cash distribution.

     Pursuant to the amended and restated trust agreements, the number of trustees of each trust will initially be four. Two of the trustees will be persons who are employees or officers of or who are affiliated with Consumers and will be referred to as the regular trustees. The third trustee will be a financial institution that is unaffiliated with Consumers, which trustee will serve as property trustee under the applicable amended and restated trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. Initially, The Bank of New York, a New York banking corporation, will be the property trustee until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act of 1939, The Bank of New York will also act as guarantee trustee. The fourth trustee, The Bank of New York (Delaware), will act as the Delaware trustee for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities. See "Description of Securities -- The Guarantees."

     The property trustee will hold title to the applicable senior notes or subordinated debenture for the benefit of the holders of the common securities and the trust preferred securities and the property trustee will have the power to exercise all rights, powers and privileges under the applicable indentures as the holder of the senior notes or subordinated debenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the senior notes or subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities. Consumers, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Consumers will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be regular trustees. Consumers will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the applicable amended and restated trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

     The trustee for each trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each trust will be c/o Consumers Energy Company, 212 West Michigan Avenue, Jackson, Michigan 49201.

                                USE OF PROCEEDS

     The proceeds received by each of the trusts from the sale of its trust preferred securities or the common securities will be invested in the senior notes or the subordinated debentures. As will be more specifically set forth in the applicable prospectus supplement, Consumers will use those borrowed amounts and the net proceeds from the sale of senior notes or subordinated debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1994 through 1998 and for the twelve months ended June 30, 1999, are as follows:

                                                   TWELVE MONTHS
                                                       ENDED                YEAR ENDED DECEMBER 31
                                                     JUNE 30,       --------------------------------------
                                                       1999          1998     1997    1996    1995    1994
                                                   -------------    ------    ----    ----    ----    ----
                                                    (UNAUDITED)
Ratio of Earnings to:
Fixed Charges (a)..............................        3.72         3.16(b)   3.31    3.27    2.82    2.81
Fixed Charges & Preferred Stock Dividends......        3.06         2.52(c)   2.61    2.54    2.30    2.32

---------------
(a) For purposes of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from minority interests of equity investees. Earnings for the ratio of earnings to fixed charges and preferred stock dividends also includes the amount required to pay distributions on preferred securities and the amount of pretax earnings required to pay the dividends on outstanding preferred stock.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million; if included, ratio would be 3.52.

(c) Excludes a cumulative effect of change in accounting after-tax gain of $43 million: if included, ratio would be 2.81.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the debt securities consisting of the senior notes and subordinated debentures, or the trust preferred securities, or any combination of these securities, the irrevocable guarantees of Consumers, with respect to each of the common securities and the preferred securities of the trust, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular offered securities, without limitation, the following:

     - in the case of debt securities, the designation, total principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of Consumers, if any, to defer payment or interest on the debt securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; and

     - in the case of trust preferred securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the trust preferred securities including a description of the Consumers guarantee, as the case may be.

DEBT SECURITIES

     Senior notes will be issued under a senior debt indenture. The subordinated debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures".

     The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Consumers or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be Chase Manhattan Bank and the trustee under the subordinated debt indenture will be The Bank of New York.

General

     The indentures provide that debt securities of Consumers may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Consumers.

     Federal income tax consequences and other special considerations applicable to any debt securities issued by Consumers at a discount will be described in the applicable prospectus supplement.

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the title of the debt securities;

     - whether the debt securities will be senior or subordinated debt;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the debt securities will be made;

     - the terms and conditions on which the debt securities may be redeemed at the option of Consumers;

     - any obligation of Consumers to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of Consumers' obligations relating to the debt securities by deposit of funds or United States government obligations;

     - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

     - any additional amounts with respect to the debt securities that Consumers will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Consumers to redeem the debt securities rather than paying these additional amounts;

     - any additional events of default; and

     - any other specific terms of the debt securities.

Concerning the Trustees

     Each of Chase Manhattan Bank, the trustee under the senior debt indenture for the senior notes, and The Bank of New York, the trustee under the subordinated debt indenture for the subordinated debentures, is one of a number of banks with which Consumers and its subsidiaries maintain ordinary banking relationships, including credit facilities.

Exchange and Transfer

     Debt securities may be presented for exchange. Registered debt securities may be presented for registration of transfer at the offices and, subject to the restrictions set forth in the debt security and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable indenture. Debt securities in bearer form and any related coupons, will be transferable by delivery.

Payment

     Distributions on the debt securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of Consumers, payment of any interest may be made by check or by wire transfer. Payment of any interest due on debt securities in registered form will be made to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

Governing Law

     Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply. The rights, duties and obligations of the subordinated note trustee are governed by and construed in accordance with the laws of the State of New York.

SENIOR NOTES

General

     The following summaries of some important provisions of the senior note indenture (including its supplements by such reference) do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior note indenture. The senior note indenture is incorporated by reference in this prospectus and is available upon request to the senior note trustee. In addition, capitalized terms used in this section and not otherwise defined in this prospectus shall have the meaning given to them in the senior note indenture.

Security; Release Date

     Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Consumers' first mortgage bonds issued and delivered by Consumers to the senior note trustee. See "Description of First Mortgage Bonds". Upon the issuance of a series of senior notes prior to the release date, Consumers will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Consumers to the senior note trustee of principal of, interest and/or premium, if any, on a series of first mortgage bonds will be applied by the senior note trustee to satisfy Consumers' obligations with respect to principal of, interest and/or premium, if any, on the corresponding senior notes.

     The "release date" will be the date that all first mortgage bonds of Consumers issued and outstanding under a mortgage indenture with the Chase Manhattan Bank as mortgage trustee, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Consumers, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become unsecured general obligations of Consumers and will rank equally with other unsecured indebtedness of Consumers. Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Consumers. See "Description of First Mortgage Bonds -- Priority and Security." Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Consumers for cancellation an equal principal amount of the related series of first mortgage bonds. Consumers will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Consumers will cause the mortgage to be discharged and will not issue any additional first mortgage bonds under the mortgage. While Consumers will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "-- Certain Covenants of Consumers -- Limitation on Liens."

Events Of Default

     The following constitute events of default under senior notes of any series:

          (1) failure to pay principal of and premium, if any, on any senior note of such series when due;

          (2) failure to pay interest on any senior note of such series when due for 60 days;

          (3) failure to perform any other covenant or agreement of Consumers in the senior notes of such series for 90 days after written notice to Consumers by the senior note trustee or the holders of at least 33% in total principal amount of the outstanding senior notes;

          (4) prior to the release date, a default under the mortgage; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences under the mortgage will be a waiver of the corresponding event of default under the senior note indenture and a rescission and annulment of the consequences under the senior note indenture; and

          (5) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers.

     If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

     The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.

     No holder of senior notes of a series may institute any action against Consumers under the senior note indenture unless:

          (1) that holder gives to the senior note trustee advance written notice of default and its continuance;

          (2) the holders of not less than a majority in total principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

          (3) that holder has offered the senior note trustee reasonable indemnity; and

          (4) the senior note trustee shall not have instituted such action within 60 days of such request.

     Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that that action would disturb or prejudice the rights of other holders of senior notes of such series.

     Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on any senior notes of such series. Consumers is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Consumers is in compliance with the conditions and covenants under the senior note indenture.

Modification

     Consumers and the senior note trustee cannot modify and amend the senior note indenture without the consent of the holders of a majority in principal amount of the outstanding affected senior notes. Consumers and the senior note trustee cannot modify and amend the senior note indenture without the consent of the holder of each outstanding senior note of such series to:

          (1) change the maturity date of any senior note of such series;

          (2) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

          (3) reduce the principal amount of, or premium payable on, any senior note of such series;

          (4) change the coin or currency of any payment of principal of, and interest and/or premium on any senior note of such series;

          (5) change the date on which any senior note of such series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series;

          (6) impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bond securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such senior note mortgage bonds in a manner adverse to the holders of the senior notes; or

          (7) modify the senior notes of such series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

     Consumers and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including:

          (1) to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the senior note indenture;

          (2) to add further security for the senior notes of such series;

          (3) to add provisions enabling Consumers to be released with respect to one or more series of outstanding senior notes from its obligations under the covenants upon satisfaction of conditions with respect to such series of senior notes;

          (4) to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

          (5) to make any other change that is not prejudicial to the holders of senior notes of such series in any material respect.

     A supplemental indenture which changes or eliminates any covenant or other provision of the senior note indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of senior notes, or which modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the senior note indenture of the holders of senior notes of any other series.

Defeasance and Discharge

     The senior note indenture provides that Consumers will be discharged from any and all obligations in respect to the senior notes of such series and the senior note indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money or government obligations. Through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the senior note indenture and the senior notes of such series. But, if all of the senior notes of such series are to be due within 90 days of such deposit by redemption or otherwise, Consumers must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that defeasance or discharge of the senior note indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

     Consumers may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if:

          (1) the new corporation is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia,

          (2) the new corporation assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Consumers and

          (3) if prior to the release date, the new corporation assumes Consumers' obligations under the mortgage indenture with respect to first mortgage bonds securing senior notes.

     The conveyance or other transfer by Consumers of:

          (1) all or any portion of its facilities for the generation of electric energy,

          (2) all of its facilities for the transmission of electric energy, or

          (3) all of its facilities for the distribution of natural gas, in each case considered alone or in any combination with properties described in
     (1), (2) or (3) of this sentence, will not be considered a conveyance or other transfer of all the properties of Consumers, as or substantially as an entirety.

Certain Covenants Of Consumers

     Limitation on Liens

     So long as any senior notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the release date any debt that is secured by any mortgage, security interest, pledge or lien (each a "lien") of or upon any operating property of Consumers, whether owned at the date of the senior note indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to:

          (1) liens on any operating property existing at the time of its acquisition (which liens may also extend to subsequent repairs, alterations and improvements to such operating property);

          (2) liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers;

          (3) liens on operating property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

          (4) liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving operating property of Consumers; or

          (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in clauses (1) through (4), provided, however, that the principal amount of debt secured thereby and not otherwise authorized by said clauses (1) to
     (4), inclusive, shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

     These restrictions will not apply to the issuance, assumption or guarantee by Consumers of debt secured by a lien which would otherwise be subject to the foregoing restrictions up to a total amount which, together with all other secured debt of Consumers (not including secured debt permitted under any of the foregoing exceptions) and the value of sale and lease-back transactions existing at such time (other than sale and lease-back transactions the proceeds of which have been applied to the retirement of certain indebtedness, sale and lease-back transactions in which the property involved would have been permitted to be subjected to a lien under any of the foregoing exceptions in clauses (1) to (5) and sale and lease-back transactions that are permitted by the first sentence of "Limitation on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of Net Tangible Assets or 15% of Capitalization.

     Limitation on Sale and Lease-Back Transactions

     So long as senior notes are outstanding, Consumers may not enter into or permit to exist after the release date any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such operating property or the placing in operation of such operating property or of such operating property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

          (1) Consumers would be entitled under any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist debt secured by a lien on such operating property without equally and ratably securing the senior notes,

          (2) after giving effect to such sale and lease-back transaction, Consumers could incur pursuant to the provisions described in the second sentence of the second paragraph under "Limitation on Liens," at least $1.00 of additional debt secured by liens (other than liens permitted by clause (1)), or

          (3) Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the operating property so leased to the retirement of senior notes or other debt of Consumers ranking equally with, the senior notes, subject to reduction for senior notes and such debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Voting Of Senior Note Mortgage Bonds Held By Senior Note Trustee

     The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under the mortgage indenture, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no event of default under the senior note indenture has occurred and is continuing, the senior note trustee will vote or consent:

          (1) in favor of amendments or modifications of the mortgage indenture of substantially the same tenor and effect as follows:

           - to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

           - to eliminate sinking funds or improvement funds and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

           - to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

           - to permit first mortgage bonds to be issued under the mortgage indenture in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit sinking funds improvement funds requirements (to the extent not otherwise eliminated) under the Mortgage to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

           - to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the mortgage indenture;

           - to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the senior note trustee from $50,000 to an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the total principal amount of first mortgage bonds outstanding;

           - to increase the amount of the fair value of property which may be sold or disposed of free from the lien of the mortgage indenture, without any release or consent by the senior note trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the total principal amount of first mortgage bonds then outstanding;

           - to permit certain mortgaged and pledged property to be released from the lien of the mortgage indenture if, in addition to certain other conditions, the senior note trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the total principal amount of purchase money obligations held by the senior note trustee not exceed 20% of the principal amount of first mortgage bonds outstanding;

           - to eliminate the restriction prohibiting the mortgage trustee from applying cash held by it pursuant to the mortgage indenture to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and

          (2) with respect to any other amendments or modifications of the mortgage indenture, as follows: the senior note trustee shall vote all first mortgage bonds securing senior notes then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the mortgage indenture, the holders of which are eligible to vote or consent. However, the senior note trustee will not vote in favor of, or consent to, any amendment or modification of the mortgage which, if it were an amendment or modification of the senior note indenture, would require the consent of senior notes holders (as described under "Modification,") without the prior consent of holders of senior notes which would be required for such an amendment or modification of the senior note indenture.

Concerning The Senior Note Trustee

     The Chase Manhattan Bank is both the senior note trustee under the senior note indenture and the mortgage trustee under the mortgage indenture. Consumers and its affiliates maintain depositary and other normal banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank is also a lender to Consumers and its affiliates. The senior note indenture provides that Consumers' obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.

DESCRIPTION OF FIRST MORTGAGE BONDS

General

     The first mortgage bonds securing senior notes are to be issued under a mortgage indenture as amended and supplemented by various supplemental indentures with The Chase Manhattan Bank, as the mortgage trustee. The statements herein concerning the mortgage indenture are an outline and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the mortgage indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the mortgage indenture a copy of which will be available upon request to the senior note trustee.

     First mortgage bonds securing senior notes will be issued as security for Consumers' obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Consumers (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The senior note trustee shall generally vote the first mortgage bonds securing senior notes proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding except in connection with certain amendments or modifications of the mortgage indenture, as described under "Description of Senior Notes Voting of Senior Note Mortgage Bonds Held by Senior Note Trustee."

     First mortgage bonds securing senior notes will correspond to the senior notes of its related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged.

Priority And Security

     The first mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the mortgage indenture. This security is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the mortgage indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the mortgage indenture. It is also subject to certain provisions of Michigan law which provides that under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The mortgage indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

Release And Substitution Of Property

     The mortgage indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

     - cash deposited with the mortgage trustee;

     - bonds or purchase money obligations delivered to the mortgage trustee;

     - prior lien bonds delivered to the mortgage trustee or reduced or assumed by the purchaser;

     - property additions acquired in exchange for the property released; or

     - upon a showing that unfunded net property additions exist. The mortgage indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.

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

Modification Of Mortgage

     The mortgage indenture, the rights and obligations of Consumers and the rights of the bondholders may be modified by Consumers with the consent of the holders of 75% in principal amount of the bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent. Consumers has reserved the right without any consent or other action by the holders of bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note, to amend the mortgage in order to substitute a majority in principal amount of bonds outstanding under the mortgage for the 75% requirement set forth above (and then only in respect of such series of outstanding bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

Concerning The Mortgage Trustee

     The Chase Manhattan Bank is both the mortgage trustee under the mortgage indenture and the senior note trustee under the senior note indenture. Consumers and its affiliates maintain depositary and other normal banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank is also a lender to Consumers and its affiliates. The mortgage indenture provides that Consumers' obligations to compensate the mortgage trustee and reimburse the trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the first mortgage bonds securing senior notes upon all property and funds held or collected by the mortgage trustee as such.

     The mortgage trustee or the holders of 20% in total principal amount of the bonds may declare the principal due on default, but the holders of a majority in total principal amount may annul such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the mortgage indenture. No bondholder has the right to institute any proceedings for the enforcement of the mortgage indenture unless that holder has given the mortgage trustee written notice of a default, the holders of 20% of outstanding bonds shall have tendered to the mortgage trustee reasonable security or indemnity against costs, expenses and liabilities and requested the mortgage trustee to take action, the mortgage trustee shall have declined to take action or failed to do so within sixty days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the bonds.

Defaults

     The mortgage defines the following as "defaults":

     - failure to pay principal when due;

     - failure to pay interest for sixty days;

     - failure to pay any installment of any sinking or other purchase fund for ninety days;

     - certain events in bankruptcy, insolvency or reorganization; and

     - failure to perform any other covenant for ninety days following written demand by the mortgage trustee for Consumers to cure such failure.

     Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the mortgage indenture at the rate of 6% per year. The mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the mortgage indenture.

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

SUBORDINATED DEBENTURES

     The subordinated debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior indebtedness" (as defined below) of Consumers.

     If Consumers defaults in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Consumers cannot make a payment on account of or redeem or otherwise acquire the subordinated debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent Consumers from making sinking fund payments in subordinated debentures acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Consumers, its creditors or its property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debentures. Holders of subordinated debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

     "Senior indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of Consumers for money borrowed by Consumers or evidenced by debentures (other than the subordinated debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Consumers;

     - capital lease obligations of Consumers;

     - obligations of Consumers incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     - obligations of Consumers with respect to letters of credit;

     - all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Consumers or in effect guaranteed by Consumers; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of senior indebtedness that may be issued. As of June 30, 1999, senior indebtedness of Consumers totaled approximately $2,728 million.

Certain Covenants

     If debt securities are issued to a trust or a trustee of such trust in connection with the issuance of trust preferred securities of that trust, Consumers will covenant that it will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Consumers' capital stock or (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Consumers that rank equal (in the case of subordinated debentures) with or junior (in the case of senior and subordinated debentures) to that debt security (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Consumers where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on

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

which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Consumers' guarantees of trust securities), if at such time (1) there shall have occurred any event of which Consumers has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which Consumers shall not have taken reasonable steps to cure, (2) Consumers shall be in default with respect to its payment of any obligations under the guarantees or (3) Consumers will have given notice of its selection of an extension period as provided in the indentures with respect to the Debt Securities and will not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

     Consumers will also covenant:

          (1) to maintain directly or indirectly 100% ownership of the common securities, provided that certain successors which are permitted pursuant to the indentures may succeed to Consumers' ownership of the common securities,

          (2) not to voluntarily dissolve, wind-up or liquidate the trust, except:

             (a) in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of such trust or

             (b) in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement, and

          (3) to use its reasonable efforts, consistent with the terms and provisions of the amended and restated trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Events of Default

     The subordinated debt indenture provides that events of default regarding any series of subordinated debentures will be:

     - failure to pay required interest on any subordinated debentures of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any subordinated note of such series when due;

     - failure to make any required scheduled installment payment on subordinates notes of such series;

     - failure to perform for 60 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of subordinated debentures other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; and

     - if subordinated debentures are issued, such trust is voluntarily or involuntarily dissolved, wound-up or terminated, except in connection with the distribution of subordinated debentures to the holders of the common securities and the trust preferred securities in liquidation of the trust, the redemption of all outstanding trust securities of the trust and certain mergers, consolidation or amalgamations permitted by the declaration of that trust.

     If an event of default regarding subordinated debentures of any series issued should occur and be continuing, either the subordinated note trustee or the holders of 25% in the principal amount of outstanding subordinated debentures of such series may declare each subordinated note of that series due and payable.

     Holders of a majority in principal amount of the outstanding subordinated debentures of any series will be entitled to control certain actions of the subordinated note trustee and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders

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

of subordinated debentures, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of subordinated debentures may institute action for any remedy, except payment on such holder's subordinated debentures when due, the holders of not less than 25% in principal amount of the subordinated debentures of that series outstanding must request the subordinated note trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     Consumers is required to annually furnish the subordinated note trustee a statement as to Consumers' compliance with all conditions and covenants under the subordinated debt indenture. The subordinated debt indenture provides that the subordinated note trustee may withhold notice to the holders of the subordinated debentures of any series of any default affecting such series, except payment on holders' subordinated debentures when due, if it considers withholding notice to be in the interests of the holders of the subordinated debentures of such series.

Consolidation, Merger or Sale of Assets

     The subordinated debt indenture provides that Consumers may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of Consumers under the subordinated debentures and the subordinated debt indenture and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

Modification of the Indenture

     The subordinated debt indenture permits Consumers and the subordinated note trustee to enter into supplemental indentures without the consent of the holders of the subordinated debentures to establish the form and terms of any series of securities under the the subordinated debt indentures.

     The subordinated debt indenture also permits Consumers and the subordinated note trustee, with the consent of the holders of at least a majority in total principal amount of the subordinated debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the subordinated debt indenture or modify in any manner the rights of the holders of the subordinated debentures of each such affected series. Consumers and the relevant trustee may not, without the consent of the holder of each subordinated debenture affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such subordinated debentures;

     - reduce the rate or change the time of payment of interest on such subordinated debentures;

     - impair the right to institute suit for the enforcement of any payment on any subordinated debentures when due.

     In addition, no such modification may reduce the percentage in principal amount of the subordinated debentures of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the subordinated debt indenture.

     Prior to the acceleration of the maturity of any subordinated debentures, the holders, voting as one class, of a majority in total principal amount of the subordinated debentures with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected subordinated debentures, waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any subordinated debenture which cannot be modified or amended without the consent of the holder of each subordinated debentures affected.

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

Defeasance, Covenant Defeasance and Discharge

     The subordinated debt indenture provides that, at the option of Consumers, Consumers will be discharged from all obligations in respect of the subordinated debentures of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the subordinated debentures of such series, to replace stolen, lost or mutilated subordinated debentures of such series, to maintain paying agencies and to maintain the trust described below).

     If Consumers in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the subordinated debentures of such series on the stated maturities of such subordinated debentures in accordance with the terms thereof.

     To exercise this option, Consumers is required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the subordinated debentures of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

TRUST PREFERRED SECURITIES

GENERAL

     Each trust may issue, on one or more occasion, trust preferred securities having terms described in the prospectus supplement relating thereto. The amended and restated trust agreement of each trust will authorize the establishment of no more than one series of trust preferred securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the trustees pursuant thereto. Reference is made to the prospectus supplement relating to the trust preferred securities for specific terms, including:

     - the distinctive designation and the number of trust preferred securities to be offered which will represent undivided beneficial interests in the assets of the trust;

     - the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the trust preferred securities will be paid quarterly in arrears to holders of trust preferred securities as of a record date on which the trust preferred securities are outstanding;

     - whether distributions on trust preferred securities would be deferred during any deferral of interest payments on the debt securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the debt securities, and at the end of any such deferrals, Consumers will make all interest payments then accrued or deferred and unpaid (including any compounded interest);

     - the amount of any liquidation preference;

     - the obligation, if any, of the trust to redeem trust preferred securities through the exercise of Consumers of an option on the corresponding debt securities and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under to such obligation;

     - the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder of the trust preferred securities of other property or cash;

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

     - the voting rights, if any, of the trust preferred securities in addition to those required by law and in the amended and restated trust agreement, or set forth under a Consumers' guarantee (as defined below);

     - the additional payments, if any, which the trust will pay as a distribution as necessary so that the net amounts reserved by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the trust, and the amount the holders of the trust preferred securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

     - the terms and conditions, if any, upon which the debt securities may be distributed to holders of trust preferred securities; and

     - any other relative rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the amended and restated trust agreement or applicable law.

     All trust preferred securities offered hereby will be irrevocably guaranteed by Consumers, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto. The total number of trust preferred securities which the trust shall have authority to issue will be pursuant to the terms of the amended and restated trust agreement.

EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES AND THE GUARANTEES

     As set forth in the amended and restated trust agreements, the sole purpose of the trusts are to issue the common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of each of the trusts, and to invest the proceeds from such issuance and sale to acquire directly the debt securities from Consumers.

     As long as payments of interest and other payments are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

     - the total principal amount of debt securities will be equal to the sums of the total stated liquidation amount of the common securities and the trust preferred securities;

     - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the common securities and the trust preferred securities;

     - Consumers will pay all, and each trust shall not be obligated to pay, directly or indirectly, all its costs, expenses, debt and obligations (other than with respect to the common securities and the trust preferred securities); and

     - the amended and restated trust agreement further provides that Consumers trustees will not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

     Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by Consumers as and to the extent discussed under "The Guarantees" below. If Consumers does not make interest payments on the debt securities purchased by the trust, it is expected that the trusts will not have sufficient funds to pay distributions on the trust preferred securities. The Consumers guarantees do not apply to any payment of distributions unless and until the trusts have sufficient funds for the payment of distributions and other payments on the trust preferred securities only if and to the extent that Consumers has made a payment of interest or principal on the debt securities held by the trusts as their sole asset. The Consumers guarantees, when taken together with Consumers' obligations under the debt securities and the related indenture and its obligations under the applicable amended and restated trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provide a full and unconditional guarantee of amounts on the trust preferred securities.

     If Consumers fails to make interest or other payments on the debt securities when due (taking account of any extension period), the applicable amended and restated trust agreements provide a mechanism whereby the holders of the trust preferred securities may direct a property trustee to enforce its rights under the debt securities. If a property trustee fails to enforce its rights under the debt securities, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Consumers to enforce a property trustee's rights under the debt securities without first instituting any legal proceeding against a property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the applicable amended and restated trust agreement, and such event is attributable to the failure of Consumers to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against Consumers to obtain payment. If Consumers fails to make payments under the guarantees, the guarantees provide a mechanism whereby the holders of the trust preferred securities may direct a guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against Consumers to enforce a guarantee trustee's rights under a guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the guarantees which will be executed and delivered by Consumers for the benefit of the holders, from time to time, of the trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Bank of New York will act as indenture trustee under the guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

General

     Consumers will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to a guarantee by Consumers of:

          (1) any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time;

          (2) the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time; or

          (3) upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the debt securities are distributed to holders of the trust preferred securities), the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand available the distribution at such time, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities.

     Consumers' obligation to make a guarantee payment may be satisfied by direct payment of the required amounts of Consumers to the holders of the trust preferred securities or by causing the trust to pay such amount to such holders.

     The Consumers guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and are not guarantees of collection. If Consumers does not make interest payments on the debt securities held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor.

     Consumers has, through the guarantees, the applicable amended and restated trust agreements, the senior notes, the subordinated debentures, and the indentures, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

     Consumers has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantees of the preferred securities, except that upon the occurrence and during the continuation of a amended and restated trust agreement Event of Default, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Consumers

     Consumers will also covenant that it will not

          (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Consumers' capital stock or

          (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Consumers that rank equal (in the case of subordinated debentures with or junior in the case of the senior and subordinated debentures) to the debt securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Consumers where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Consumers guarantees of the trust securities, (c) as a result of a reclassification of Consumers' capital stock or the exchange or conversion of one series or class of Consumers' capital stock for another series or class of Consumers' capital stock and
     (d) the purchase of fractional interests in shares of Consumers' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (1) there shall have occurred any event of which Consumers has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a event of default and (b) in respect of which Consumers shall not have taken reasonable steps to cure, (2) Consumers shall be in default with respect to its payment of any obligations under the guarantee or

          (3) Consumers shall have given notice of its selection of an extension period as provided in the indentures with respect to the debt securities and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

     Consumers also will covenant to:

          (1) maintain directly or indirectly 100% ownership of the common securities, provided that certain successors which are permitted pursuant to the indentures may succeed to Consumers' ownership of the common securities,

          (2) not voluntarily dissolve, wind-up or liquidate the trust, except:

           - in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of the trust, or

           - in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement, and

          (3) use its reasonable efforts, consistent with the terms and provisions of the applicable amended and restated trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Amendments and Assignment

     Except with respect to any changes which do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the Consumers guarantees of the trust preferred securities may not be amended without the prior approval of the holders of not less than a majority in total liquidation amount of such outstanding trust preferred securities. All guarantees and agreements contained in the guarantees shall bind the successors, assigns, receivers, trustees and representatives of Consumers and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

     The Consumers guarantees of the trust preferred securities will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of the debt securities to the holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantees.

Events of Default

     An event of default under a Consumers guarantee of the trust preferred securities will occur upon the failure of Consumers to perform any of its payment or other obligations thereunder. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a guarantee trustee in respect of a guarantee or to direct the exercise of any trust or power conferred upon a guarantee trustee under the guarantees.

     If a guarantee trustee fails to enforce a Consumers guarantee of the trust preferred securities, any holder of the trust preferred securities may institute a legal proceeding directly against Consumers to enforce its rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against Consumers to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced a guarantee or instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Consumers has waived any right or remedy to require that any action be brought just against the trust, or any other person or entity before proceeding directly against Consumers.

Status of the Guarantees

     The Consumers guarantee of the trust preferred securities will constitute unsecured obligations of Consumers and will rank:

          (1) equal to or subordinate and junior in right of payment to all other liabilities of Consumers, as applicable,

          (2) equal with the most senior preferred stock now or hereafter issued by Consumers and with any guarantee now or hereafter entered into by Consumers in respect of any preferred or preference stock of any affiliate of Consumers, and

          (3) senior to Consumers' common stock.

     The Consumers guarantee of the trust preferred securities will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantees will be held for the benefit of the holders of the trust preferred securities. The guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debt securities to the holders of the trust preferred securities. The guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by Consumers.

                              PLAN OF DISTRIBUTION

     Consumers and/or the trusts may sell the offered securities:

          (1) through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

          (2) through underwriters or dealers on a negotiated basis;

          (3) directly to a limited number of purchasers or to a single purchaser; or

          (4) through agents.

     The prospectus supplement with respect to any offered securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to Consumers and/or the trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering offered securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

     If dealers are utilized in the sale of offered securities, Consumers and/or the trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The offered securities may be sold directly by Consumers and/or the trusts or through agents designated by Consumers and/or the trusts from time to time. Any agent involved in the offer or sale of the offered securities in respect to which this prospectus is delivered will be named, and any commissions payable by Consumers and/or the trusts to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The offered securities may be sold directly by Consumers and/or the trusts to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     Agents, dealers and underwriters may be entitled under agreements with Consumers and/or the trusts to indemnification by Consumers and/or the trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Consumers and/or the trust in the ordinary course of business.

     The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Consumers and/or the trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with Consumers and/or the trusts to indemnification or contribution by Consumers and/or the trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for Consumers and its subsidiaries in the ordinary course of business.

     The offered securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the offered securities.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the offered securities will be rendered for Consumers by Michael D. Van Hemert, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts. Certain United States federal income taxation matters may be passed upon for Consumers and the trust by either Theodore J. Vogel, tax counsel for Consumers, or by special tax counsel to Consumers and of the trust, who will be named in the prospectus supplement. Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of Consumers as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31 and June 30, 1999 and 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information.

     Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or a part of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of Consumers and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

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                            [CONSUMBERS ENGERY LOGO]
                                        PREFERRED SECURITIES

                            CONSUMERS ENERGY COMPANY
                                 FINANCING III

              % TRUST ORIGINATED PREFERRED SECURITIES(SM)("TOPRS"(SM))
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                            CONSUMERS ENERGY COMPANY

                  --------------------------------------------

                             PROSPECTUS SUPPLEMENT

                  --------------------------------------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                               FIRST OF MICHIGAN
                       DIVISION OF FAHNESTOCK & CO. INC.

                           MORGAN STANLEY DEAN WITTER

                             PRUDENTIAL SECURITIES

                        RAYMOND JAMES & ASSOCIATES, INC.

                                     , 1999
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